UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):          February 6, 2006

Power-One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29454	77-0420182
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

740 Calle Plano, Camarillo, California		93012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:          805-987-8741

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Conditions.

The following information is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 6, 2006, Power-One, Inc. (the “Company”) issued a press release announcing the Company’s financial and operating results for the fourth fiscal quarter of 2005.  A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated into Item 2.02 of this Form 8-K by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 6, 2006, as part of a realignment of executive functions approved by the Board of Directors, Steven J. Goldman, Chairman and Chief Executive Officer, relinquished the position of Chief Executive Officer.  In his continuing role as Chairman of the Board, Mr. Goldman will remain an officer and Director of the Corporation.  Also on February 6, 2006, William T. Yeates, age 45,  (who served as President and Chief Operating Officer of the Corporation until that date) was appointed Chief Executive Officer of the Corporation and Brad W. Godfrey, age 46 (who served as President, Global Embedded Products until that date) was appointed President and Chief Operating Officer of the Corporation.   Mr. Yeates and Mr. Godfrey are each employed “at will”, and will serve in their respective positions until a successor is elected, or until service ends as a result of death, resignation or removal from office.

Currently, other than “Change in Control” agreements, which agreements were discussed in our most recent definitive Proxy Statement for the Annual Meeting of Shareholders, which information is incorporated in this exhibit by reference, we do not have any written or oral employment arrangements with any of our executive officers.  Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which exhibit is incorporated by reference herein, summarizes the annual base salary being paid to each of Messrs. Yeates and Godfrey. All compensation arrangements between officer and the Company are subject to oversight and approval of our Compensation Committee, and may be modified from time to time.  Other information regarding bonus eligibility, outside director compensation arrangements, and other compensation entitlements is set forth in our most recent definitive Proxy Statement for the Annual Meeting of Shareholders, which information is incorporated in this exhibit by reference.

Mr. Goldman, age 48 , joined Power-One in 1982 and has held several positions in the Company, including Vice President of Engineering, Senior Vice President and Chief Financial Officer. In July, 1990, Mr. Goldman was selected by the Board of Directors to lead Power-One as President and CEO. He was named Chairman of the Board in 1997. Mr. Goldman received his B.S. Degree in Electrical Engineering from the University of Bridgeport in 1979. He is a 1989 graduate of the Pepperdine University Presidential and Key Executive MBA Program, and in 1999 he was recognized by Pepperdine as a Distinguished Alumnus of the Graziado School. Mr. Goldman is a contributing member of the San Fernando Valley Chapter of the Young Presidents’ Organization. He serves on the Board of Directors of Data Exchange Corp., Specialty Merchandise Corp., and Robbins Bros.

Mr. Yeates joined the Corporation in 2000 as President and Chief Operating Officer. Immediately prior to joining the Corporation, he spent 15 years with AT&T and Lucent Technologies, working in various positions in product development, marketing, strategy, domestic and international sales, manufacturing and business management. Most recently he served as Vice President and General Manager of Lucent’s Titania Division. He received his B.S. degree in Electrical Engineering in 1983 and his M.B.A. degree from Louisiana Tech University in 1984.

Mr. Godfrey joined the Corporation in 1988. During his tenure, he has held a variety of positions of increasing responsibility and scope within the company, including Senior Vice President—Global Operations, and President, Compact Advanced Products Division. He was appointed to his most recent position of President, Global Embedded Products, in July,  2005.

Item 5.03. Amendments to Articles of Incorporation or Bylaws:  Change in Fiscal Year

On February 6, 2006, the Board of Directors unanimously approved amendments of the Company’s Bylaws to create independent and separate offices of Chairman of the Board and of Chief Executive Officer, and to define the duties and responsibilities of the new independent offices of Chairman of the Board and of Chief Executive Officer.  Certain duties and discretionary powers held by the dual Chairman of the Board/Chief Executive Officer under the Bylaws in effect prior to this amendment have been divided, so that the Chairman of the Board is the presiding officer at Board and stockholder meetings, and performs other powers and duties as may be assigned from time to time by the Board of Directors, while the Chief Executive Officer will have general supervision, direction and control of the business and affairs of the Corporation, and have the general powers and duties of management usually vested in the chief executive officer of a corporation.  The Bylaws as amended may be found via the “Governance” link under the “Investor Relations” link at the Company’s website located at www.power-one.com.

Item 9.01. Financial Statements and Exhibits.

Exhibit Index

3.1           Amended and Restated Bylaws adopted February 6, 2006

99.1                           Press release reporting Company’s financial and operating results for the fourth fiscal quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 6, 2006	POWER-ONE, INC.

	By:	/s/ Paul E. Ross
Paul E. Ross
Vice President— Finance, Treasurer and Chief Financial Officer